EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-189095, 333-202176, 333-225699, 333-142007, 333-168946, 333-236724, 333-237780 and 333-237781) and Form S-3 (Nos. 333-237779 and 333-237940) of T-Mobile US, Inc. of our report dated May 15, 2020 relating to the financial statements of Sprint Corporation appearing in this Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
May 15, 2020